Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated effective as of February 13, 2006, is entered into by and between CONSOLIDATED GRAPHICS, INC., a Texas corporation having its principal place of business in Houston, Harris County, Texas (“CGX”), and JOE R. DAVIS (the “Executive”); other capitalized terms used in this Agreement are defined and shall have the meanings set forth in Section 17 or elsewhere herein.

W I T N E S S E T H:

WHEREAS, Executive is to be employed as Chief Executive Officer of CGX;

WHEREAS, in connection with his employment, Executive will be provided by CGX with specialized training and given access to confidential information;

WHEREAS, it is the desire of the Board of Directors of CGX (the “Board”) to engage Executive as an executive officer of CGX and its subsidiaries pursuant to the terms of this Agreement; and

WHEREAS, Executive is willing to commit himself to serve as Chief Executive Officer of CGX on the terms herein provided.

NOW, THEREFORE, in consideration of the premises, representations and mutual covenants hereinafter set forth, the parties hereby covenant and agree as follows:

1.             Employment.  CGX hereby employs Executive, and Executive hereby accepts employment with CGX, on the terms and conditions set forth in this Agreement.

2.             Employment Period.  The term of Executive’s employment (the “Employment Period”) pursuant to the terms of this Agreement shall commence upon the Effective Date and shall continue until March 31, 2011, unless earlier terminated in accordance with Section 15(a) below.

3.             Duties.  Executive shall (i) serve under the direction of the Board as Chief Executive Officer of CGX, (ii) have all the rights, powers and duties associated with his positions and (iii) faithfully, to the best of Executive’s ability, perform the duties and other reasonably related services assigned to Executive by the Board from time to time (the “Duties”).  Executive shall be subject to, and shall comply with, CGX insider trading policies (a copy of which has been delivered to Executive) and the other policies of CGX in effect from time to time (collectively, the “CGX Policies”); provided, however, that to the extent such CGX Policies may contradict the express provisions of this Agreement, the provisions of this Agreement shall govern.  Executive shall devote his full business time, efforts and attention to the business of CGX during the Employment Period consistent with past practice and, without the prior written consent of the Board, Executive shall not during the Employment Period render any services of a business, commercial or professional nature to any person or organization other than CGX and the Affiliates or be engaged in any other business activity, other than those activities described in Section 12 below.  Executive represents and warrants that Executive is not a party to or bound by any agreement or contract or subject to any restrictions, including without limitation in connection with any previous employment, which might prevent Executive from entering into and performing Executive’s obligations under this Agreement.

4.             Compensation.  During the Employment Period, Executive shall be compensated for Executive’s services as follows:

(a)           Executive shall be paid a base monthly salary of $62,500.00, subject to any and all customary payroll deductions, including deductions for the Federal Insurance Contributions Act and other federal, state and local taxes.

(b)           Except to the extent such policies may contradict the express provisions of this Agreement, in which case the provisions of this Agreement shall govern, Executive shall be eligible to receive (i) fringe benefits on the same basis as other management employees of CGX pursuant to CGX Policies in effect from time to time, including holiday time, and (ii) such vacation time as Executive may determine in his discretion; provided, however, that such vacation time shall not unreasonably interfere with the execution by Executive of his Duties hereunder and Executive shall neither accumulate vacation time nor be entitled to carryover into subsequent periods or be paid any compensation in addition to his stated salary for any vacation time planned but not taken, regardless of the reason therefor; and provided, further, that the Board in its sole discretion shall have the right at any time to implement vacation guidelines applicable to the Executive not less than generally applicable Company policy then in effect.

(c)           Executive shall be eligible to participate, to the extent that Executive meets all eligibility requirements of general application, in each of the employee benefit plans maintained by CGX or in which employees of CGX generally are eligible to participate, including as of the date hereof, group hospitalization, medical, dental, and short and long term disability and life plans.

5.             Bonus.  In addition to the other compensation set forth herein, Executive shall be entitled to receive an annual cash bonus payment in an amount not to exceed $750,000, to be determined (a) for fiscal years ending in 2006 and 2007 by multiplying the percentage increase in diluted earnings per share by three and multiplying the result by $750,000, (b) for fiscal years ending in 2008, 2009, 2010 and 2011, in accordance with the formula set forth in clause (a), unless otherwise determined by the Compensation Committee of the Board.  If Executive is employed on the last day of a fiscal year, the bonus for such fiscal year shall be deemed earned as of such date and payable whether or not employment continues beyond such date.  The bonus shall be paid on or before June 15 following the fiscal year in which such bonus was earned.  For purposes of this Section 5, “diluted earnings per share” shall be determined before extraordinary items and cumulative effect of changes in accounting principles, in accordance with generally accepted accounting principles and as audited by a nationally recognized accounting firm.

6.             Stock Incentives.  In addition to the other compensation set forth herein, Executive shall receive:

(a)           Effective as of April 1, 2006, a restricted stock grant units (“RS Units”) covering that number of shares of CGX common stock being the greater of (i) 12,500 shares or (ii) the number of shares obtained by dividing $500,000 by the closing price per share of CGX common stock as reported on the New York Stock Exchange (or if not reported on the New York Stock Exchange, such other national exchange or quotation system on which CGX common stock is then quoted) on March 31, 2006;

(b)           Effective as of each of April 1, 2007, 2008, 2009 and 2010, RS Units covering that number of shares of CGX common stock being the greater of (i) 12,500 shares or (ii) the number of shares obtained by dividing a number as determined by the Compensation Committee, but not less than $500,000, by the closing price per share of CGX common stock as reported on the New York Stock Exchange (or if not reported on the New York Stock Exchange, such other national exchange or quotation system on which CGX common stock is then quoted) on the last trading day immediately preceding such effective date; and

(c)           Effective as of the Effective Date, options to purchase 300,000 shares of CGX common stock at an exercise price equal to the closing price per share of CGX common stock as reported on the New York Stock Exchange (or if not reported on the New York Stock Exchange, such other national exchange or quotation system on which CGX common stock is then quoted) on the day immediately preceding the Effective Date.

Such RS Units shall (i) vest on the annual anniversary of the date of grant in equal increments from the date of grant through the expiration date of this Agreement but in no case over a period of less than three years and (ii) shall otherwise be granted in accordance with and subject to the terms set forth on the form of CGX Restricted Stock Grant Unit approved by the Compensation Committee (the “Committee”) pursuant to the Consolidated Graphics, Inc. Long-Term Incentive Plan, as amended (the “LTIP”).  Such options shall (i) vest immediately, (ii) expire on the earlier of (1) the 180th day following termination of employment or (2) the tenth anniversary of the Effective Date, (iii) be subject to the restriction that Executive shall not sell the underlying shares with respect to which the options have been exercised, which restriction shall be removed, without regard to the date on which such options are exercised, in 20% annual increments beginning on March 31, 2007 and continuing thereafter through the expiration date of this Agreement and (iv) otherwise be granted in accordance with and subject to the terms of the form of CGX Stock Option Agreement approved by the Committee pursuant to the LTIP.  CGX shall further take such action as may be necessary to amend the agreements with respect to all stock options for shares of CGX common stock held by Executive as of the Effective Date to provide that such options shall vest effective as of the Effective Date, subject to the restriction that Executive shall not sell the underlying shares with respect to which the options have been exercised, which restriction shall be removed, without regard to the date on which such options are exercised, whether in whole or in part, with respect to each discrete tranche, in 20% annual increments beginning on March 31, 2007 and continuing thereafter through the expiration date of this Agreement.

7.             Executive Expenses.  During the Employment Period, Executive shall be entitled to be reimbursed for reasonable normal business expenses directly incurred in the performance of the Duties hereunder and in accordance with CGX Policies in effect from time to time.

8.             No Competing Business.  In consideration for the benefits received by Executive pursuant to this Agreement, during the Noncompetition Period, Executive shall not, except as permitted by Section 12 of this Agreement, directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate (whether as a proprietor, partner, employee, stockholder, member, director, officer, executive, joint venturer, investor, consultant, agent, sales representative, broker or other participant) in any Competitive Business operating in or soliciting business from CGX’s Market, without regard to (a) whether the Competitive Business has its office or other business facilities within CGX’s Market, (b) whether any of the activities of Executive referred to above occur or are performed within CGX’s Market or (c) whether Executive resides, or reports to an office, within CGX’s Market.

9.             No Interference with the Business.  In consideration for the benefits received by Executive pursuant to this Agreement, during the Noncompetition Period, Executive shall not:

(a)           directly or indirectly solicit, induce or intentionally influence any third party sales representative, agent, supplier, lender, lessor or any other person which has a business relationship with CGX and/or any Affiliate or which had on the date of this Agreement a business relationship with CGX and/or any Affiliate to discontinue, reduce the extent of, discourage the development of or otherwise harm such relationship with CGX and/or any Affiliate;

(b)           directly or indirectly attempt to induce any known customer to terminate any contract or otherwise divert from CGX and/or any Affiliate any trade or business being conducted by any such customer with CGX and/or any Affiliate or directly or indirectly attempt to solicit, induce or intentionally influence any prospective or past customer of CGX and/or any Affiliate to discontinue, reduce the extent of, or not conduct business with CGX and/or any Affiliate;

(c)           directly or indirectly recruit, solicit, induce or influence any executive, employee or sales agent of CGX and/or any Affiliate to discontinue such sales, employment or agency relationship with CGX and/or any such Affiliate;

(d)           employ, seek to employ or cause any other person or entity to employ or seek to employ as a sales representative or Executive any person who is then (or was at any time since the Effective Date) employed by CGX and/or any of the Affiliates; or

(e)           directly or indirectly denigrate or in any manner undertake to discredit CGX, any Affiliate or any successor thereof or any person, operation or entity associated with CGX or any Affiliate.

10.           No Disclosure of Confidential Information.  Executive shall not directly or indirectly knowingly disclose to anyone or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than CGX and/or any of the Affiliates any Confidential Information.

11.           Consideration for Restrictions.  Executive acknowledges that the restrictions imposed under Sections 3, 8, 9 and 10 are supported by the consideration to be received by Executive pursuant to the terms of this Agreement.

12.           Permitted Activities.  The restrictions set forth in Sections 3, 8 and 9 of this Agreement shall not apply to Permitted Activities (as defined in Section 17 below).

13.           Reduction of Restrictions by Court Action.  If the length of time, type of activity, geographic area or other restrictions set forth in the restrictions of Sections 3, 8, 9 or 10 are deemed unreasonable in any court proceeding, the parties hereto agree that the court may reduce such restrictions to ones it deems reasonable to protect the substantial investment of CGX and the Affiliates in their businesses and the goodwill attached thereto.

14.           Remedies.  Executive understands that CGX and the Affiliates will not have an adequate remedy at law for the breach or threatened breach by Executive of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such breach or threatened breach, CGX or any Affiliate may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Executive from the breach or threatened breach of such covenants.  In the event either party commences legal action to enforce its or his rights under this Agreement, the prevailing party in such action shall be entitled to recover all of the costs and expenses in connection therewith, including reasonable attorney’s fees.

15.           Termination.

(a)           The “Termination Date” shall mean the date in which the first of the following occur:

(i)            March 31, 2011;

(ii)           Executive’s death;

(iii)          the Disability (as defined below) of Executive;

(iv)          termination by CGX of Executive for Cause (as defined below);

(v)           termination by CGX of Executive without Cause;

(vi)          the resignation of Executive for any reason other than Good Reason (as defined below), which shall take effect immediately upon CGX’s receipt of such resignation,

(vii)         the resignation of Executive for Good Reason, which shall take effect immediately upon CGX’s receipt of such resignation; or

(viii)        a Change in Control (as defined in the Change in Control Agreement).

(each of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) are referred to herein as a “Termination”).

(b)           If a Termination occurs pursuant to clause (ii), (iii), (v) or (vii), then CGX shall (i) deliver or provide to Executive or Executive’s estate (1) within five days following the Termination Date, in a lump-sum payment, Executive’s base salary for the period through the expiration of this Agreement, (2) no later than the first June 15 to occur after the Termination Date, the bonus to which Executive would be entitled pursuant to Section 5 at the end of the fiscal year in which the Termination occurred and (3) if Executive so elects, COBRA benefits, provided, however, that Executive shall be responsible for the costs thereof, and (ii) take such action as may be required to (1) accelerate vesting of any then unvested RS Units provided that Executive is Eligible For

Retirement (as defined below); (2) issue shares of the Company’s common stock pursuant to all vested RS Units; and (3) remove all restrictions imposed in accordance with Section 6 on the sale of shares of common stock underlying the options for shares of CGX common stock held by Executive, whether such options have been exercised before such Termination Date or are subsequently exercised.

(c)           If a Termination occurs pursuant to clause (iv) or (vi), then CGX shall deliver to Executive (i) Executive’s base salary through the Termination Date to the extent not already paid and (ii) any other amounts earned, accrued or owing as of such Termination Date, but not yet paid by CGX to Executive.  In addition, (i) all restrictions imposed in accordance with Section 6 on shares of CGX common stock underlying options held by Executive shall cease to be removed from and as of the Termination Date until March 31, 2011, at which time such restrictions shall be removed; (ii) vesting of any then unvested RS Units shall be accelerated provided that Executive is Eligible For Retirement; and (iii) the Company shall issue shares of its common stock pursuant to all vested RS Units (the “Restricted Shares”) provided however that a restriction on the sale by the Executive of the Restricted Shares shall be in place until March 31, 2011.

(d)           If a Termination occurs pursuant to clause (viii), CGX shall comply with the terms of the Change in Control Agreement.

(e)           Termination of employment hereunder shall not relieve Executive of his obligations under Sections 8 and 9 hereof, notwithstanding the termination of Executive’s compensation or the termination of the other terms and conditions of this Agreement.  In addition, termination of employment hereunder shall not relieve Executive of his obligations under Section 10 hereof, which are intended to continue indefinitely, notwithstanding the termination of Executive’s compensation or the termination of the other terms and conditions of this Agreement.  Executive’s violation of any of his obligations under Sections 8, 9 or 10 hereof shall relieve CGX of its obligation to pay any of the amounts or provide any of the benefits as contemplated in this Agreement, including those set forth in this Section 15, except as otherwise required by law.

16.           Gross-Up.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event a public accounting firm selected by Executive (the “Accounting Firm”) shall determine that any payment, benefit, or distribution by CGX to Executive (whether paid or payable or distributed or distributable pursuant to the terms of Section 15 of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 16) (each a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then CGX shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           Subject to the provisions of Section 16(c) below, all determinations required to be made under this Section 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm which shall provide detailed supporting calculations both to CGX and Executive as soon as possible following a request made by Executive or CGX.  All fees and expenses of the Accounting Firm shall be borne solely by CGX.  Any Gross-Up Payment, as determined pursuant to this Section 16, shall be paid by CGX to Executive within five (5) days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon CGX and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by CGX should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  If CGX exhausts its remedies pursuant to Section 16(c) below and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by CGX to or for the benefit of Executive.

(c)           Executive shall notify CGX in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by CGX of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall set forth in reasonable detail the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the ten-day period following the date on which Executive gives such notice to CGX (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If CGX notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)            give CGX any information reasonably requested by CGX relating to such claim,

(ii)           take such action in connection with contesting such claim as CGX shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by CGX,

(iii)          cooperate with CGX in good faith to effectively contest such claim, and

(iv)          permit CGX to participate in any proceedings relating to such claim;

provided, however, that CGX shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 16(c), CGX shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as CGX shall determine; provided further, that if CGX directs Executive to pay such claim and sue for a refund, CGX shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, CGX’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by Executive of an amount advanced by CGX pursuant to this Section 16, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to CGX’s complying with the requirements of this Section 16) promptly pay to CGX the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of any amount advanced by CGX pursuant to Section 16, a determination is made that Executive shall not be entitled to any refund with respect to such claim and CGX does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

17.           Definitions.  As used in this Agreement, terms defined in the preamble and recitals of or elsewhere in this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

(a)           Affiliate or Affiliates shall mean and refer to any direct or indirect subsidiaries of CGX, or any other entity or entities through which CGX or any subsidiary of CGX may conduct CGX’s Line of Business.

(b)           Cause shall mean and include without limitation (i) the inability of Executive to perform his Duties hereunder due to a legal impediment, including without limitation, the entry against Executive of an injunction, restraining order or other type of judicial judgment, decree or order which would prevent or hinder Executive from performing his Duties; (ii) the willful failure by Executive to follow material CGX Policies or the willful disregard of the reasonable and material instructions of the Board of Directors with respect to the performance of Executive’s Duties, other than any failure not occurring in bad faith that is remedied by Executive promptly after receipt of notice thereof from CGX; (iii) excessive absenteeism, flagrant neglect of work, serious misconduct, conviction of a felony or fraud; or (iv) the failure of Executive to devote substantially all of his full working time and attention to performance of his Duties for CGX.

(c)           Change in Control Agreement shall mean that certain Employment and Change in Control Agreement dated July 25, 2000, as amended on February 13, 2006, between CGX and Executive.

(d)           CGX’s Line of Business shall mean general commercial printing services, including digital imaging, offset lithography, composition, electronic prepress, binding and finishing services, fulfillment of printed materials and includes any products or services manufactured, developed or distributed, including electronic products and services, at any time by CGX and/or the Affiliates before or after the Effective Date.

(e)           CGX’s Market shall mean the United States;

(f)            Competitive Business shall mean any person or entity engaged in a business that produces any of the products or performs any of the services comprising CGX’s Line of Business.

(g)           Confidential Information shall mean trade secrets, customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product and service development plans, market strategies, internal performance statistics and other competitively sensitive information belonging to and concerning CGX and/or any of the Affiliates and not generally known by or available to the public, whether or not in written or tangible form, as the same may exist at any time during the Employment Period.

(h)           Disability shall mean any illness, disability or incapacity of such a character as to render Executive unable to perform his Duties (which determination shall be made by the Board of Directors) for a total period of one hundred eighty (180) days, whether or not such days are consecutive, during any consecutive twelve (12) month period.

(i)            Eligible for Retirement shall mean any combination of the age of the Executive plus the numbers of years of service to the Company (including service preceding the Effective Date of this Agreement) that equal or exceeds the number seventy (70).

(j)            Effective Date shall mean the execution date of this Agreement.

(k)           Employment Period shall mean that period of time set forth in Section 2 of this Agreement.

(l)            Good Reason shall mean (i) the material breach of this Agreement by CGX, other than any failure not occurring in bad faith that is remedied by CGX promptly after receipt of notice thereof from Executive,(ii) the implementation by CGX of a condition to Executive’s continued employment with CGX that Executive’s principal place of work be changed to any location outside of the Houston metropolitan area or (iii) a material diminution in the Executive’s Duties.

(m)          Noncompetition Period shall mean the period beginning on the Effective Date and ending (i) if Executive’s employment is terminated for Cause or if Employee resigns for any reason other than Good Reason, on the second anniversary of the date of such termination or resignation or (ii) if Executive’s employment is terminated without Cause or Executive resigns for Good Reason, on the earlier of (1) the first anniversary of the date of such termination or resignation or (2) March 31, 2011.

(n)           Permitted Activities shall mean (i) owning not more than 1% of the outstanding shares of a publicly-held Competitive Business which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automated quotation system of a registered securities association; (ii) owning capital stock of CGX; or (iii) those activities or actions undertaken by Executive, to the extent, but only to the extent, such activities or actions are expressly approved in writing by the Board of Directors.

18.           Notices.  All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission (telecopy), cable or telex to the respective parties or seven (7) days after dispatch by registered or certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties:

If to CGX:	Consolidated Graphics, Inc.
5858 Westheimer, Suite 200
Houston, Texas 77057
Attention: Chairman of the Compensation Committee

with a copy (which shall not
constitute notice) to:	R. Clyde Parker, Jr., Esq.
Winstead Sechrest & Minick P.C.
910 Travis, Suite 2400
Houston, Texas 77002

If to Executive:	Joe R. Davis
c/o Consolidated Graphics, Inc.
5858 Westheimer, Suite 200
Houston, Texas 77057

19.           Assignment.  CGX, but not Executive, may assign or delegate any of its rights or obligations hereunder; provided, however, that without the consent of Executive, CGX shall not be relieved of any of its obligations hereunder as a result of any assignment to a third party; provided, further, that an assignment made in accordance with this section shall not constitute a termination of employment for purposes of this Agreement.  This Agreement shall be binding upon and inure to the benefit of any assignee thereof and any such assignee shall be deemed substituted for CGX under the terms of this Agreement and all references to the “CGX” shall be deemed to mean such assignee.  As used in this Agreement, the term “assignee” shall include any Affiliate or person, firm, partnership, corporation or CGX which at any time, whether by merger, purchase or otherwise, acquires all of the capital stock or substantially all of the assets or business of CGX, and any assignee or successor thereof.

20.           No Mitigation Obligation.  CGX hereby acknowledges that it will be difficult, and may be impossible, for Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenants contained in Sections 8 and 9 hereof will further limit the employment opportunities for Executive.  Accordingly, the parties hereto expressly agree that the payment of all such amounts and the provision of all such benefits by CGX to Executive in accordance with the terms of this Agreement will be liquidated damages, and that Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

21.           Amendment and Modification.  No amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by Executive and a duly appointed officer of CGX.

22.           Governing Law.  This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.

23.           Counterparts.  This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

24.           Severability.  If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

25.           Effective Date.  This Agreement shall become effective only upon and as of the Effective Date.

26.           Waiver.  The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

27.           Construction of Agreement.  Headings of the sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.  Unless the contents of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural.  Whenever the context here requires, the masculine shall refer to the feminine, the neuter shall refer to the masculine or feminine, the singular shall refer to the plural, and vice versa.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ JOE R DAVIS
JOE R. DAVIS

CGX:

CONSOLIDATED GRAPHICS, INC.

By:	/s/ G. Christopher Colville
Name: G. Christopher Colville
Title: Executive Vice President